Exhibit 10.1
PROMISSORY NOTE

$2,000,000.00
April 26, 2011

Anchor Funding Services, LLC
10801 Johnston Road, Suite 210
Charlotte, NC 28226
(Hereafter referred to as "Borrower")

MGM Funding Services, LLC
17853 Key Vista Way
Boca Raton, Florida 33496
 (Hereinafter referred to as “Lender")

Borrower promises to pay to the order of Lender, in lawful money of the United States of America by mailing to the address specified hereinafter or wherever else Lender may specify, the sum of up to Two Million Dollars ($2,000,000.00) or such sum as may be advanced and outstanding from time to time in its sole discretion, with interest on the unpaid principal balance at the rate and on the terms provided in this Promissory Note (including all renewals, extensions or modifications hereof, this "Note").

USE OF PROCEEDS.  Borrower shall use the proceeds of the loan(s) evidenced by this Note solely to assist in providing factoring and purchase order funding facilities to some of Borrower’s clients.

LINE OF CREDIT.  Borrower may borrow, repay and reborrow, and, upon the request of Borrower, Lender shall advance and readvance under this Note from time to time (each an
“Advance” and together the “Advances”), so long as the total principal balance outstanding under this Note at any one time does not exceed the principal amount stated on the face of this Note, subject to the limitations described in any loan agreement to which this Note is subject.  Lender’s obligation to make Advances under this Note shall terminate if a demand for payment is made under this Note.

SECURITY.  Borrower has granted or will grant Lender a security interest in the collateral described in the Loan Documents and such other security instruments as are executed from time to time.

INTEREST RATE. Interest shall accrue on the unpaid principal balance of this Note from the date hereof at a rate equal to eleven percent (11.0%) per annum. If mutually agreed upon in writing by Borrower and Lender, and Borrower’s purchase order fundings exceed $1 Million, then interest will accrue on the portion of the unpaid balance of this Note that is funding purchase order advances that are in excess of $1 Million at a rate equal to twenty percent (20.0%) per annum.

DEFAULT RATE.  In addition to all other rights contained in this Note, upon demand, all outstanding Obligations shall bear interest at the Interest Rate plus 3% (“Default Rate”). The Default Rate shall also apply from demand until the Obligations or any judgment thereon is paid in full.

INTEREST AND FEE(S) COMPUTATION (ACTUAL/360).  Interest and fees, if any, shall be computed on the basis of a 360-day year for the actual number of days in the applicable period (“Actual/360 Computation”).  The Actual/360 Computation determines the annual effective interest yield by taking the state (nominal) rate for a year’s period and then dividing said rate by 360 to determine the daily periodic rate to be applied for each day in the applicable period.  Application of the Actual/360 Computation produces an annualized effective rate exceeding the nominal rate.

REPAYMENT TERMS.
Interest accrued during each calendar month shall be payable on the 2nd day of the immediately following calendar month. Advances under this Note shall be payable ON DEMAND.

APPLICATION OF PAYMENTS.  Monies received by Lender from any source for application toward payment of the Obligations shall be applied to accrued interest and then to principal. On and after demand by Lender for payment hereunder, monies may be applied to the Obligations in any manner or order deemed appropriate by Lender. If any payment received by Lender under this Note is rescinded, avoided or for any reason returned by Lender because of any adverse claim or threatened action, the returned payment shall remain payable as an obligation of all persons liable under this Note as though such payment had not been made.

DEFINITIONS.  Loan Documents.  The term "Loan Documents", as used in this Note and the other Loan Documents, refers to all documents executed in connection with or related to the loan evidenced by this Note and any prior notes which evidence all or any portion of the loan evidenced by this Note, and may include, without limitation, a commitment letter that survives closing, a loan agreement, this Note, guaranty agreements, security agreements, security instruments, financing statements, mortgage instruments, any renewals or modifications, whenever any of the foregoing are executed.  Obligations.  The term "Obligations", as used in this Note and the other Loan Documents, refers to any and all indebtedness and other obligations under this Note, all other obligations under any other Loan Document(s) between Borrower and Lender, or its affiliates, whenever executed.  Certain Other Terms.  All terms that are used but not otherwise defined in any of the Loan Documents shall have the definitions provided in the Uniform Commercial Code.

LATE CHARGE.  If any payments are not timely made, Borrower shall also pay to Lender a late charge equal to 5% of each payment past due for 15 or more days. This late charge shall not apply to payments due upon demand for payment hereunder. Acceptance by Lender of any late payment without an accompanying late charge shall not be deemed a waiver of Lender's right to collect such late charge or to collect a late charge for any subsequent late payment received.

ATTORNEYS' FEES AND OTHER COLLECTION COSTS.  Borrower shall pay all of Lender's expenses actually incurred to enforce or collect any amount outstanding hereunder, including, without limitation, arbitration, paralegals', attorneys' and experts' fees and expenses, whether incurred without the commencement of a suit, in any trial, arbitration, or administrative proceeding, or in any appellate, post-judgment collection or bankruptcy proceeding.

USURY.  If at any time the effective interest rate under this Note would, but for this paragraph, exceed the maximum lawful rate, the effective interest rate under this Note shall be the maximum lawful rate, and any amount received by Lender in excess of such rate shall be applied to principal and then to fees and expenses, or, if no such amounts are owing, returned to Borrower.  Borrower hereby agrees to pay an effective rate of interest that is the sum of the interest rate provided for herein, together with any additional rate of interest resulting from any other charges of interest hereunder.

DEMAND NOTE.  This is a demand Note and all Obligations shall become immediately due and payable upon demand.  In addition, all amounts outstanding hereunder shall automatically become immediately due and payable if Borrower or any guarantor or endorser of this Note commences or has commenced against it a bankruptcy or insolvency proceeding.

WAIVERS AND AMENDMENTS.  No waivers, amendments or modifications of this Note and other Loan Documents shall be valid unless in writing and signed by an officer of Lender.  Neither the failure nor any delay on the part of Lender in exercising any right, power, or remedy under this Note and other Loan Documents shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Except to the extent otherwise provided by the Loan Documents or prohibited by law, each Borrower and each other person liable under this Note waives presentment, protest, notice of dishonor, demand for payment, notice of intention to accelerate maturity, notice of acceleration of maturity, demand, notice of demand, notice of sale and all other notices of any kind.

MISCELLANEOUS PROVISIONS.  Assignment.  This Note and the other Loan Documents shall inure to the benefit of and be binding upon the parties and their respective heirs, legal representatives, successors and assigns.  Lender's interests in and rights under this Note and the other Loan Documents are freely assignable, in whole or in part, by Lender.  Borrower shall not assign its rights and interest hereunder without the prior written consent of Lender, and any attempt by Borrower to assign without Lender's prior written consent is null and void.  Any assignment shall not release Borrower from the Obligations. Applicable Law; Conflict Between Documents. This Note and, unless otherwise provided in any other Loan Document, the other Loan Documents shall be governed by and interpreted in accordance with the laws of the state of North Carolina without regard to that state's conflict of laws principles.  Jurisdiction.  Borrower irrevocably agrees to non-exclusive personal jurisdiction in the state of North Carolina.  Severability.  If any provision of this Note or of the other Loan Documents shall be prohibited or invalid under applicable law, such provision shall be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note or other such document.  Payments.  All payments shall be wired to Lender at the address shown above or other such address as provided by Lender in writing.  Notices.  Any notices to Borrower shall be sufficiently given, if in writing and mailed or delivered to the Borrower's address shown above or such other address as provided hereunder, and to Lender, if in writing and mailed or delivered to  the Lender’s address shown above or such other address as Lender may specify in writing from time to time. In the event that Borrower changes Borrower's address at any time prior to the date the Obligations are paid in full, Borrower agrees to promptly give written notice of said change of address by registered or certified mail, return receipt requested, all charges prepaid.  Termination.  Either party by notice to the other may terminate the arrangements referred to herein and the consideration of advances hereunder at any time.  No termination hereunder shall relieve Borrower from any obligation to Lender then outstanding.  In no event shall Borrower or Lender be liable to the other for indirect, special, or consequential damages which may arise out of or are in any way connected with the termination of this Note.  Plural; Captions.  All references in the Loan Documents to Borrower, guarantor, person, document or other nouns of reference mean both the singular and plural form, as the case may be, and the term "person" shall mean any individual, person or entity.  The captions contained in the Loan Documents are inserted for convenience only and shall not affect the meaning or interpretation of the Loan Documents.  Advances.  Lender may, in its sole discretion, make other advances which shall be deemed to be advances under this Note, even though the stated principal amount of this Note may be exceeded as a result thereof.  Joint and Several Obligations. If there is more than one Borrower, each is jointly and severally obligated together with all other parties obligated for the Obligations.  LIMITATION ON LIABILITY; WAIVER OF PUNITIVE DAMAGES. EACH OF THE PARTIES HERETO, INCLUDING LENDER BY ACCEPTANCE HEREOF, AGREES THAT IN ANY JUDICIAL, MEDIATION OR ARBITRATION PROCEEDING OR ANY CLAIM OR CONTROVERSY BETWEEN OR AMONG THEM THAT MAY ARISE OUT OF OR BE IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY OTHER AGREEMENT OR DOCUMENT BETWEEN OR AMONG THEM OR THE OBLIGATIONS EVIDENCED HEREBY OR RELATED HERETO, IN NO EVENT SHALL ANY PARTY HAVE A REMEDY OF, OR BE LIABLE TO THE OTHER FOR, (1) INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OR (2) PUNITIVE OR EXEMPLARY DAMAGES.   EACH OF THE PARTIES HEREBY EXPRESSLY WAIVES ANY RIGHT OR CLAIM TO PUNITIVE OR EXEMPLARY DAMAGES THEY MAY HAVE OR WHICH MAY ARISE IN THE FUTURE IN CONNECTION WITH ANY SUCH PROCEEDING, CLAIM OR CONTROVERSY, WHETHER THE SAME IS RESOLVED BY ARBITRATION, MEDIATION, JUDICIALLY OR OTHERWISE.  FINAL AGREEMENT.  THIS NOTE AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES. Final Agreement.  This Note and the other Loan Documents represent the final agreement between the parties and supersedes all prior oral and written agreements between the parties, including, without limitation, a promissory note dated March 23, 2010. There are no unwritten oral agreements between the parties.

ARBITRATION/JURY TRIAL WAIVER.   Upon demand of any party to this Agreement, whether made before or after institution of any judicial proceeding, any claim or controversy arising out of or relating to this Agreement or any of the Loan Documents (a “Dispute”) shall be resolved by binding arbitration conducted under the governed by the Commercial Financial Disputes Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association (the “AAA”) and the Federal Arbitration Act.  Disputes may include, without limitation, tort claims, counterclaims, a dispute as to whether a matter is subject to arbitration, or claims arising from documents executed in the future, but shall specifically exclude claims brought as or converted to class actions.  A judgment upon the award may be entered in any court having jurisdiction. Notwithstanding the foregoing, this arbitration provision does not apply to disputes under or related to swap agreements.  Special Rules.  All arbitration hearings shall be conducted in the city named in the address of Lender first stated above.  A hearing shall begin within 90 days of demand for arbitration and all hearings shall conclude within 120 days of demand for arbitration.  These time limitations may not be extended unless a party shows cause for extension and then for no more than a total of 60 days.  The expedited procedures set forth in Rule 51 et seq. of the Arbitration rules shall be applicable to claims of less than $1,000,000.00.  Arbitrators shall be licensed attorneys selected from the Commercial Financial Dispute Arbitration Panel of the AAA.  The parties do not waive applicable Federal or state substantive law except as provided herein.  Preservation and Limitation of Remedies.  Notwithstanding the preceding binding arbitration provisions, the parties agree to preserve, without diminution, certain remedies that any party may exercise before or after an arbitration proceeding is brought.  The parties shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable:  (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale or under applicable law by judicial foreclosure including a proceeding to confirm the sale; (ii) all rights of self-help including peaceful occupation of real property and collection of rents, set-off, and peaceful possession of personal property; (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and filing an involuntary bankruptcy proceeding; and (iv) when applicable, a judgment by confession of judgment.  Any claim or controversy with regard to any party’s entitlement to such remedies is a Dispute.  Waiver of Jury Trial.  THE PARTIES ACKNOWLEDGE THAT BY AGREEING TO BINDING ARBITRATION THEY HAVE IRREVOCABLY WAIVED ANY RIGHT THEY MAY HAVE TO JURY TRIAL WITH REGARD TO A DISPUTE AS TO WHICH BINDING ARBITRATION HAS BEEN DEMANDED.  ACCORDINGLY, EACH OF THE UNDERSIGNED, TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, AMONG THEM, OR ANY OF THEM, ARISING OUT OF, IN CONNECTION WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

IN WITNESS WHEREOF, Borrower, on the day and year first above written, has caused this Note to be duly executed with authority duly given under seal.

ANCHOR FUNDING SERVICES, INC.

By:	/s/ Brad Bernstein
Name: Brad Bernstein
Title: President

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